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                                                                       EXHIBIT 3

                           FOURTH AMENDMENT TO BYLAWS

                                       OF

                         ASSISTED LIVING CONCEPTS, INC.


1. Article II, Section 6 of the By-Laws of Assisted Living Concepts, Inc., is hereby deleted in its entirety and replaced and superseded by the following:

     Section 6. Special meetings of the stockholders, for any purpose, or purposes, unless otherwise prescribed by statute or by the Articles of Incorporation, may be called by the President and shall be called by the President or the Secretary at the request in writing of a majority of the Board of Directors. Such request shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

2. Article II, Section 9 of the By-Laws of Assisted Living Concepts, Inc., is hereby deleted in its entirety and replaced and superseded by the following:

     Section 9. Stockholders of the Corporation may only take action at an annual or special meeting of stockholders. Stockholders may not take action by written consent without a meeting.